UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 4, 2008

SourceForge, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Castro Street, Suite 450
Mountain View, California 94041
(Address of principal executive offices, including zip code)

(650) 694-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On June 9, 2008, SourceForge, Inc. (the “Company”) and Ali Jenab entered into a Separation Agreement and Release (the “Separation Agreement”) and a Consulting Agreement (the “Consulting Agreement”) in connection with Mr. Jenab’s resignation, described more fully in Item 5.02 below. The Separation Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference and the Consulting Agreement is filed herewith as Exhibit 10.2 and incorporated herein by reference.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Resignation of Ali Jenab

On June 4, 2008, Ali Jenab resigned as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”), effective as of June 10, 2008. Pursuant to his resignation, Mr. Jenab entered into the Separation Agreement and the Consulting Agreement.

The Separation Agreement releases the Company from any and all claims relating to or arising from Mr. Jenab’s employment relationship with the Company and the termination of such relationship. The Separation Agreement accelerates the vesting of the restricted stock awards and options granted to Mr. Jenab pursuant to restricted stock purchase agreements (the “RSPAs”) and option agreements (the “Option Agreements”) under the Company’s 1998 Stock Plan such that Mr. Jenab will receive accelerated vesting with respect to that number of shares that otherwise would have vested had Mr. Jenab remained a service provider to the Company through the twelve-month anniversary of the termination of the Consulting Agreement or the expiration of the term of the Consulting Agreement, whichever is earlier. The Separation Agreement also extends the exercise period during which Mr. Jenab can exercise the restricted stock awards and stock options governed by the RSPAs and the Option Agreements through the end of the same twelve month period. The foregoing description is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Pursuant to the Consulting Agreement, Mr. Jenab will provide consulting services for a period of three months to the Company’s Interim President and Chief Executive Officer and other appropriate officers and employees of the Company to assist with the transition of management responsibilities resulting from Robert M. Neumeister, Jr.’s appointment as Interim President and Chief Executive Officer of the Company. Mr. Jenab will be paid $35,000 per month during the term of the Consulting Agreement, which will expire on September 8, 2008. Either party may terminate the Consulting Agreement prior to its expiration if the other party materially breaches a material term of the Consulting Agreement. If Mr. Jenab terminates the Consulting Agreement due to a material breach of a material provision by the Company, the Company shall make a lump sum payment to Mr. Jenab in the amount of $105,000, less any amounts previously paid under the Consulting Agreement. If the Company terminates the Consulting Agreement due to a material breach of a material provision by Mr. Jenab, then the Company shall pay Mr. Jenab (x) the amount determined by multiplying the number of days that have elapsed since the date of the Consulting Agreement until the date of such termination by $1,166.70, less (y) any amounts previously paid thereunder. The foregoing description is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

(c)	Appointment of Robert M. Neumeister, Jr. as President and CEO

On June 4, 2008, the Board appointed Robert Neumeister, Jr., age 58, to serve as the Company’s Interim President and Chief Executive Officer, to serve until the Board has completed its search for a full-time replacement to serve as the Company's Chief Executive Officer. Mr. Neumeister currently serves as the Chairman of the Board and has been a director of the Company since June 2001. From April 2006 until April 2007, Mr. Neumeister served as executive vice president and chief financial officer of Linux Networx, Inc., a provider of Linux supercomputing technology. From November 2005 through March 2006, Mr. Neumeister was a private investor. From January 2003 through October 2005, Mr. Neumeister served as chief financial officer for Dex Media, Inc., a company providing local and national advertisers with directory, Internet and direct marketing solutions. Mr. Neumeister is also a member of the board of directors of Symmetricom, Inc.

There are no family relationships between Mr. Neumeister and any executive officers, directors, or other employees of the Company. Mr. Neumeister has no material interests in any transactions or proposed transactions with the Company.

The Company is currently negotiating the terms of Mr. Neumeister's compensation for his engagement as Interim President and Chief Executive Officer and will provide this information when available.

On June 10, 2008, the Company issued a press release regarding Mr. Jenab’s resignation and Mr. Neumeister, Jr.’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(e)	Separation Agreement with Ali Jenab

Reference is made to discussion in Item 5(b) above.

Item 9.01. Exhibits

Exhibit No.	Description

10.1	Separation Agreement with Ali Jenab, dated June 9, 2008
10.2	Consulting Agreement with Ali Jenab, dated June 9, 2008
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOURCEFORGE, INC. a Delaware corporation

By:	/s/ Patricia S. Morris
Patricia S. Morris Senior Vice President, Chief Financial Officer

Date: June 10, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement with Ali Jenab, dated June 9, 2008
10.2	Consulting Agreement with Ali Jenab, dated June 9, 2008
99.1	Press Release